Exhibit (10)(a)* to Report
                               on Form 10-K for Fiscal
                              Year Ended June 30, 1996
                           by Parker-Hannifin Corporation



                    Form of Change in Control Severance Agreement
                         entered into by the Registrant and
                          certain executive officers, dated
                                 as of August 15, 1996




              *Numbered in accordance with Item 601 of Regulation S-K.
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                 PARKER-HANNIFIN CORPORATION
            CHANGE IN CONTROL SEVERANCE AGREEMENT


          THIS AGREEMENT is entered into as of the 15th day of August, 1996, by and between Parker-Hannifin Corporation
(the "Company") and _____ (the "Executive").

                     W I T N E S S E T H

          WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

          WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

          WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure the Executive's continued and undivided dedication to his duties in the event of any threat or occurrence of a change in control of the Company;
and

          WHEREAS, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

          1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Bonus" means the annual bonuses payable pursuant to the RONA Plan and the Target Incentive Program.

          (c) "Cause" means (i) a material breach by the Executive of the duties and responsibilities of the Executive (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or
(ii) the commission by the Executive of a felony involving moral turpitude. The determination of Cause shall be made by the Board. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by three-quarters (3/4) of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth in this Section 1(c) and specifying the particulars thereof in detail. The Company must notify the Executive that it believes Cause has occurred within ninety
(90) days of its knowledge of the event or condition constituting Cause or such event shall not constitute Cause under this Agreement. For purposes of clause (i) above, any act, or failure to act, by the Executive based upon

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authority given pursuant to a resolution duly adopted by the
Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

          (d) "Change in Control" means the occurrence of one of the following events:

               (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securi-ties eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any Subsidiary; (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) any acquisition by the Executive or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Executive (or any entity in which the Executive or a group of persons including the Executive, directly or indirectly, holds a majority of the voting power of such entity's outstanding voting interests); or (F) the acquisition

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     of Company Voting Securities from the Company, if a
     majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

               (ii)  individuals who, at the beginning of
     any period of twenty-four (24) consecutive months, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, that any person becoming a director subsequent to the beginning of such twenty-four
     (24) month period, whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

               (iii)  the consummation of a merger,
     consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company's stockholders, whether for such transaction or the

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     issuance of securities in connection with the
     transaction or otherwise (a "Business Combination"), unless (A) immediately following such Business
     Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the "Surviving Corporation") or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and
     (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (a "Non-Control Transaction") or (B) the Business Combination is effected by means of

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     the acquisition of Company Voting Securities from the
     Company, and a majority of the Board approves a resolution providing expressly that such Business
     Combination does not constitute a Change in Control under this paragraph (iii); or

               (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

          Notwithstanding anything in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control, and the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), then for all purposes of this Agreement, the date immediately prior to the date of such termination of

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employment shall be deemed to be the date of a Change in
Control.
          (e) "Company" means Parker-Hannifin Corporation, an Ohio corporation.

          (f) "Date of Termination" means the date on which the Executive's employment by the Company terminates.

          (g) "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events after a Change in Control:

           (i)  the assignment to the Executive of any
     duties (including a diminution of duties) inconsistent in any adverse respect with the Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control; (ii) an adverse change in the Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control; (iii) any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to such Change in Control; (iv) a reduction by the Company in the Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter; (v) any requirement of the Company that the Executive (A) be based anywhere more than twenty-five
     (25) miles from the facility where the Executive is located at the time of the Change in Control or
     (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Executive immediately prior to such

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     Change in Control; (vi) the failure of the Company to
     (A) continue in effect any employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Executive's participation in or reduce the Executive's benefits under any such plan (including the failure to provide the Executive with a level of discretionary incentive award grants consistent with the past practice of the Company in granting such awards to the Executive during the three-Year period immediately preceding the Change in Control), (B) provide the Executive and the Executi-ve's dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control, (C) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control, or (D) provide the Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive immediately prior to such Change in Control, unless in the case of any violation of (A), (B) or (C) above, the Executive is permitted to participate in other plans, programs or arrangements which provide the Executive (and, if applicable, the Executive's

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     dependents) with no less favorable benefits at no
     greater cost to the Executive; or (vii) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 9(b).


          Any event or condition described in
Sections 1(g)(i) through (vi) which occurs prior to a Change in Control, but was at the request of a Third Party, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control. For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by an Executive shall not constitute Good Reason. The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacitation due to mental or physical illness and the Executive's continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. The Executive must provide notice of termination within ninety (90) days of his knowledge of an event or condition constituting Good Reason hereunder or such event shall not constitute Good Reason hereunder. A transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 1(g)(i) through
(vii) occurs.

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          Notwithstanding anything in this Section 1(g) to
the contrary, if during the 180-day period commencing upon the 91st day immediately following a Change in Control, the Executive's employment terminates for any or no reason
(other than for Cause) such termination shall be treated as a termination for Good Reason hereunder.

          (h)  "Nonqualifying Termination" means a
termination of the Executive's employment (i) by the Company for Cause, (ii) by the Executive for any reason other than Good Reason, (iii) as a result of the Executive's death,
(iv) by the Company due to the Executive's absence from his duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of the Executive's incapacity due to physical or mental illness or
(v) as a result of the Executive's Retirement.

          (i) "Projected Bonus Amount" means, with respect to any Year, the greater of (i) the Executive's Target Bonus Amount for such Year; or (ii) to the extent calculable after at least one calendar quarter of the Year, the Bonus the Executive would have earned in the Year in which the Executive's Date of Termination occurs had the Company's financial performance through the end of the fiscal quarter immediately preceding the Date of Termination continued throughout said Year (the "Earned Bonus Amount").

          (j) "Retirement" means the Executive's mandatory retirement (not including any mandatory early retirement) in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to the Executive with the Executive's written consent.

          (k)  "RONA Plan" means the Company's Return on Net
Assets Plan, or any successor thereto.

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          (l)  "Subsidiary" means any corporation or other
entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

          (m) "Target Bonus Amount" means, with respect to any Year, the Participant's target Bonus for such Year based upon the Company's forecasted Operational Plan.

          (n)  "Target Incentive Program" means the
Company's Target Incentive Program, or any successor thereto.
          (o) "Termination Period" means the period of time beginning with a Change in Control and ending three (3) years following such Change in Control.

          (p)  "Year" means the fiscal year of the Company.


          2.   Payments Upon Termination of Employment.

          (a)  If during the Termination Period the
employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive's beneficiary or estate), within five (5) days following the Date of Termination, as compensation for services rendered to the
Company:
          (i)  a lump-sum cash amount equal to the sum of
     (A) the Executive's base salary from the Company and its Subsidiaries through the Date of Termination and any outstanding Bonus or long-term bonus awards for which payment is due and owing at such time, (B) any compensation previously deferred by the Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) (the "Deferred Amount"), plus an additional adjustment payment

                            - 11 -
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     calculated in accordance with the formula set forth in
     Exhibit A hereto, (C) any accrued vacation pay, and
     (D) to the extent not provided under the Company's Bonus plans, a pro-rata portion of the Executive's Projected Bonus Amount for the Year in which the Executive's Date of Termination occurs, in each case to the extent not theretofore paid; plus

          (ii) a lump-sum cash amount equal to the product of (A) the lesser of (1) three (3) and (2) the quotient resulting from dividing the number of full and partial months from the Executive's Date of Termination until the Executive would be subject to Retirement, by twelve (12) and (B) the sum of (1) the Executive's highest annual rate of base salary during the 12-month period immediately preceding the Date of Termination and (2) the highest of (x) the Executive's average Bonus (annualized for any partial Years of employment) earned during the 3-Year period immediately preceding the Year in which the Date of Termination occurs (or shorter annualized period if the Executive had not been employed for the full three-Year period), (y) the Executive's Target Bonus Amount for the Year in which the Change in Control occurs and (z) the Executive's Target Bonus Amount for the Year in which the Date of Termination occurs; provided, that any amount paid pursuant to this Section 2(a)(ii) shall offset an equal amount of any severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy, or arrangement of the Company.

          (b)  If during the Termination Period, the
employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, for a period of three

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(3) years (or, if lesser, the period ending on the date on
which the Executive would be subject to Retirement) commencing on the Date of Termination, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent (and on the same after-tax basis), as such policies shall have been in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, immediately prior to the Change in Control), and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

          (c)  If during the Termination Period the
employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Executive shall be credited with three (3) years additional age and service credit for purposes of qualifying for any retiree medical benefits programs of the Company, although receipt of such retiree medical benefits shall not commence until the Executive is otherwise eligible under the terms of the retiree medical plan. If the Executive is terminated pursuant to a Nonqualifying Termination and would have been eligible to retire under the terms and conditions of the Company's retiree medical program as of immediately prior to the Executive's Date of Termination (or, if more favorable to the Executive, as of immediately prior to the Change in Control), the Executive's termination of employment shall be treated as a retirement under the Company's retiree medical program. The retiree medical benefits (and cost) to be provided to the Executive (and the Executive's eligible dependents) by the Company shall be no less favorable than

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the benefits (and cost) under the retiree medical program of the Company as of immediately prior to the Executive's Date of Termination (or, if more favorable to the Executive, as of immediately prior to the Change in Control), and shall be provided notwithstanding any amendment to, or termination of, the Company's retiree medical program.

          (d)  If during the Termination Period the
employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within thirty (30) days following the Date of Termination, a cash amount equal to the sum of (i) the Executive's base salary from the Company and its Subsidiaries through the Date of Termination and any outstanding Bonus or long-term bonus awards for which payment is due and owing at such time, (ii) any compensation previously deferred by the Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon), (iii) any accrued vacation pay, and (iv) if the Nonqualifying Termination is other than for Cause, to the extent not provided under the Company's Bonus plans, a pro-rata portion of the Executive's Earned Bonus Amount for the Year in which the Executive's Date of Termination occurs, in each case to the extent not theretofore paid.

          (e) If subsequent to a Change in Control and the end of the Termination Period, the employment of the Executive shall be terminated by the Company (other than by reason of a Nonqualifying Termination), the Company shall pay the Executive within five (5) days following his Date of Termination a lump sum cash payment equal to the sum of
(i) the Executive's highest annual rate of base salary during the 12-month period immediately preceding the Date of Termination and (ii) the higher of (A) the Executive's average Bonus (annualized for any partial years of

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employment) earned during the 3-year period immediately
preceding the year in which the Date of Termination occurs and (B) the Executive's Target Bonus Amount for the year in which the Date of Termination occurs; provided, that any amount paid pursuant to clauses (i) and (ii) of this
Section 2(e) shall offset an equal amount of any severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

          (f) If subsequent to a Change in Control and the end of the Termination Period, the employment of the Executive shall be terminated by the Company, the Company shall pay the Executive within five (5) days following his Date of Termination a lump sum cash payment equal to (i) the Executive's base salary from the Company and its Subsidiaries through the Date of Termination and any outstanding Bonus or long-term bonus awards for which payment is due and owing at such time, (ii) any accrued vacation pay, and (iii) if the termination is other than for Cause, to the extent not provided under the Company's Bonus plans, a pro-rata portion of the Executive's Earned Bonus Amount for the year in which the Executive's Date of Termination occurs, in each case to the extent not theretofore paid.


          3.   Gross-Up Payment.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or acceleration of vesting of any award or benefit by the Company or its Subsidiaries to or for the benefit of the Executive (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or

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otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount equal to the sum of (i) the Excise Tax imposed upon the Payments and (ii) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income for federal income tax purposes and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (1) pay applicable federal income taxes at the highest applicable marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (2) pay applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (3) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income. The payment of a Gross-Up Payment under this Section 3(a) shall in no event be conditioned upon the Executive's termination of employment or the receipt of severance benefits under this Agreement.

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          (b)  Subject to the provisions of Section 3(a),
all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Mullin Consulting Inc. (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as a consultant for the individual, entity or group effecting the Change in Control, the Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 3 with respect to any Payments shall be made no later than thirty (30) days following the date of such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the

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Company should have been made ("Underpayment") or Gross-Up
Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

          (c)  Notwithstanding Section 6 hereof, this
Section 3 shall survive the termination of this Agreement unless the Executive's employment was terminated by the Company for Cause.


          4. Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          5. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Key Bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof.


          6. Termination of Agreement. This Agreement shall be effective on the date hereof and shall continue until the first to occur of (i) the termination of the Executive's employment with the Company prior to a Change in Control (except as otherwise provided hereunder), (ii) a Nonqualifying Termination, or (iii) the Executive's termination of employment following the Termination Period.


          7.   Scope of Agreement.  Nothing in this
Agreement shall be deemed to entitle the Executive to continued employment with the Company or its Subsidiaries, and if the Executive's employment with the Company shall terminate prior to a Change in Control, the Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that notwithstanding anything herein to the contrary, any term-ination of the Executive's employment following a Change in

Control shall be subject to all of the benefit and payment provisions of this Agreement.


          8.   Obligations of the Executive.
          The Executive agrees that if a Change in Control shall occur, the Executive shall not voluntarily leave the employ of the Company without Good Reason during the 90-day period immediately following a Change in Control.

          9.   Successors' Binding Obligation.
          (a) This Agreement shall not be terminated by any Business Combination or transfer of assets. In the event of any Business Combination or transfer or assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

          (b) The Company agrees that concurrently with any Business Combination or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Executive (or his beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Executive may terminate employment for Good Reason on or following such date.

          (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.


          10. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:


          If to the Executive:



          If to the Company:

          Parker-Hannifin Corporation
          17325 Euclid Avenue
          Cleveland, Ohio 44122
          Attention:  Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile or telex to a location provided by the other party hereto.

          (b) A written notice of the Executive's Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall not be less than fifteen (15) nor more than sixty
(60) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.


          11.  Full Settlement; No Mitigation.  The
Company's obligation to make any payments provided for by this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.


          12. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

          13. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.


          14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


          15.  Miscellaneous.  No provision of this
Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this

Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.


          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.



                              PARKER-HANNIFIN CORPORATION

                              By:_________________________



                                 _________________________
                                        [EXECUTIVE]

                          EXHIBIT A

The purpose of the adjustment payment to be added to the Deferred Amount pursuant to Section 2(a)(i)(3) (the "Make Whole Amount") is to offset the Executive's inability to defer until retirement or later the payment of taxes on both the Deferred Amount and the earnings and interest that would have otherwise accrued between the Date of Termination and the date on which the Executive elected to commence receipt of the Deferred Amount (the "Commencement Date") under the Company's Executive Deferral Plan (the "Plan").

The Make Whole Amount shall be calculated as follows:

1. The Executive's Deferred Amount under the Plan as of the Date of Termination (the "EDP Amount") will be projected forward to the Commencement Date at an assumed tax-deferred annual earnings rate equal to the Moody's Seasoned Baa Corporate Bond Yield Average for the last twelve full calendar months prior to the Date of Termination (the "Moody's Rate") (such projected amount shall be known as the "Projected Balance"). The Projected Balance will then be converted into annual installment benefit payments based upon the Executive's elected form of retirement payments under the Plan, assuming continued tax-deferred earnings on the undistributed balance at the Moody's Rate (the "Projected Annual Payouts"). The Projected Annual Payouts will then be reduced for assumed income taxes at the highest applicable federal, state and local marginal rates of taxation in effect in the Executive's taxing jurisdiction(s) for the calendar year in which the Make Whole Amount is paid (the "Tax Rate"). The after-tax Projected Annual Payouts will be known as the "After-Tax Projected Benefits".

2. The term "Made Whole Amount", as used herein, shall mean the EDP Amount plus the Make Whole Amount. The Make Whole Amount is the amount which, when added to the EDP Amount, will yield After-Tax Annuity Benefits (as hereinafter defined) equal to the After-Tax Projected Benefits, based on the following assumptions:

     a. The Made Whole Amount will be taxed at the Tax Rate upon receipt by the Executive.

     b. The after-tax Made Whole Amount will be deemed to be invested by the Executive in a tax-deferred annuity that is structured to make payments beginning on the Commencement Date in the same form as elected by the Executive under the Plan (the "Annuity").

     c. The Annuity will accrue interest at the Moody's Rate, less 80 basis points (i.e., 0.80%).

     d.   Annual Annuity payments will be taxed at the Tax Rate
          (after taking into account the annuity exclusion ratio), yielding "After-Tax Annuity Benefits".